                                                                 EXHIBIT 11

           REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                   (In millions, except per share data)

EARNINGS PER SHARE
In the third quarter and nine months of 1995, earnings per share equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the period. The number of common share equivalents outstanding was based on the assumed conversion of the Company's preferred stock ("PRIDES"). For the purpose of this computation, the conversion rate was based on the average market value of the Company's common stock during the period. In the third quarter and nine months of 1994, earnings per share equals net income, minus PRIDES dividends, divided by the weighted-average number of common shares outstanding during the period. Common share equivalents relating to the PRIDES were not included in the third quarter or nine months of 1994 since their effect would have been anti-dilutive.

                                          QUARTERS ENDED             NINE MONTHS ENDED
                                           SEPTEMBER 30                SEPTEMBER 30
                                       ----------------------   --------------------------
                                         1995       1994             1995         1994
                                       ----------------------   --------------------------
Weighted-average shares outstanding:
    Common shares                     63,463,000  62,018,000      62,870,000    61,650,000
    Common share equivalents           9,020,000           -       9,719,000             -
                                      ------------------------   -------------------------


    Total                             72,483,000  62,018,000      72,589,000    61,650,000
                                      ========================   =========================


Net income (loss)                           $112         $62            $305           $53
Less preferred stock dividends                 -           9               -            25
                                      ------------------------   -------------------------


                                            $112         $53            $305           $28
                                      ========================   =========================


Earnings per share                         $1.56       $0.86           $4.20         $0.45
                                      ========================   =========================


Conversion rate                             0.82           -            0.88             -

Average market value of common stock      $60.37           -          $53.48             -

EARNINGS PER SHARE (FULLY DILUTED):
Earnings per share (fully diluted) equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the period. The number of common share equivalents outstanding was based on the maximum potential issuance of common shares upon conversion of PRIDES, which is one share of common for each share of PRIDES. This computation was made for presentation purposes only since its effect was not material in 1995 and was anti-dilutive in 1994. The difference between the number of common share equivalents for the nine months ended September 30, 1995 and 1994 is due to the PRIDES having been issued on January 25, 1994.

                                           QUARTERS ENDED             NINE MONTHS ENDED
                                            SEPTEMBER 30                 SEPTEMBER 30
                                      -------------------------   -------------------------


                                          1995         1994           1995          1994
                                      -------------------------   -------------------------

Weighted-average shares outstanding:
    Common shares                      63,463,000   62,018,000     62,870,000   61,650,000
    Common share equivalents           11,000,000   11,000,000     11,000,000   10,022,000
                                      -------------------------   -------------------------


    Total                              74,463,000   73,018,000     73,870,000   71,672,000
                                      =========================   =========================


Net income (loss)                            $112          $62           $305          $53
                                      =========================   =========================


Earnings per share (fully diluted)          $1.51        $0.85          $4.13        $0.74
                                      =========================   =========================
